Exhibit 99

Rehabilicare Inc. Announces Name Change to
Compex Technologies, Inc.
and Ticker Symbol Change to “CMPX”

New Name Reinforces Growth Strategy

     NEW BRIGHTON, Minn.—(BUSINESS WIRE)—Dec. 12, 2002—Effective December 16, 2002, Rehabilicare Inc. (formerly Nasdaq:REHB) will change its name to “Compex Technologies, Inc.” and begin trading under the NASDAQ symbol “CMPX.”

     Dan Gladney, President and CEO, explained that the name reflects the Company’s new focus on fitness products, in addition to its traditional line of rehabilitation and pain management products, and a renewed emphasis on technology innovation. “After our acquisition of Compex SA in 1999, we rapidly expanded our consumer-based fitness product sales in Europe,” said Gladney. “With the introduction of those products in the U.S. market this quarter, we believe it is time to make clear that we are not just a TENS company.”

     Gladney explained that the Compex products are known to be market leaders in Europe and stressed a renewed commitment of the company to technology. “Our development staff in Europe has created a number of pioneering products for athletic training and fitness and we intend to continue to invest in new products to expand our market reach.”

     Gladney indicated that the Company’s traditional rehabilitation and pain management business in the U.S. would continue to be operated under the name “Rehabilicare” for the near-term. “We have developed a reputation for quality and reliability under the Rehabilicare name and want to make clear our commitment to continuing and expanding the level and quality of care we provide through those products.”

     Rehabilicare, now Compex Technologies, is a leading designer, manufacturer and provider of electromedical pain management and rehabilitation products and services used for clinical, sports medicine, home health care and occupational medicine applications.

     Cautionary Statement: All statements other than historical facts included in this release regarding future operations, and particularly on the outlook for 2003, are subject to the risks inherent in predictions and “forward looking statements.” These statements are based on the beliefs and assumptions of management of Compex and on information currently available to management. Nevertheless, these forward-looking statements should not be construed as guarantees of future performance. They involve risks, uncertainties, and assumptions identified in Compex’s filings with the SEC, including:

•	The increasing reliance on results of international operations;

•	The effect of fluctuating exchange rates on international results;

•	Compex’s substantial balances of third-party billing business and resulting accounts receivable and the sensitivity of its results to the accuracy of its reserve for uncollectible receivables;

•	Changes in, and Compex’s compliance with, regulation and industry practice that affects the rates at which its products are reimbursed, the way it manufactures its products, and the documentation which it submits for reimbursement;

     Other factors affect the industry in which Compex functions, including negative publicity about electro-medical stimulation products for medical and fitness applications, and world events that affect the economies of the countries in which its products are sold.

CONTACT:	Rehabilicare Inc., New Brighton
Company Contacts:
Dan W. Gladney, 651/631-0590
or
Scott P. Youngstrom, 651/631-0590
www.rehabilicare.com
or
Investor Relations Contacts:
E-mail: investorrelations@rehabilicare.com